UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______________
Form 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported):
March 3, 2009

AKEENA SOLAR, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-52385	90-0181035
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

16005 Los Gatos Boulevard
Los Gatos, California 95032
(Address of principal executive offices)

Registrant’s telephone number, including area code:
(408) 402-9400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.03     Material Modification to Rights of Security Holders.

On March 3, 2009, Akeena Solar, Inc., a Delaware corporation (“Akeena”), filed a Certificate of Designation with the Secretary of State of the State of Delaware, in the form attached as Exhibit 4.2 to this Current Report on Form 8-K.  The Certificate of Designation created and specified the rights of the Series A Preferred Stock of Akeena, including the terms and conditions on which shares of such preferred stock would convert into shares of Common Stock of Akeena.

Item 8.01     Other Events.

On March 3, 2009, Akeena closed an offering of securities (the “Closing”) pursuant to a securities purchase agreement with certain investors, dated February 26, 2009.  Net proceeds from the offering are estimated to be $1.557 million, after deducting the placement agents’ fees and estimated expenses.

In accordance with the securities purchase agreement, Akeena sold units consisting of an aggregate of (i) 1,785,714 shares of Common Stock at a price of $1.12 per share; (ii) 2,000 shares of Series A Preferred Stock which are convertible into a maximum aggregate of 539,867 shares of Common Stock, depending upon the volume weighted average trading price of Akeena Common Stock for a specified period following the Closing; (iii) Series E Warrants to purchase up to 1,339,286 shares of Common Stock at a strike price of $1.34 per share, which warrants are not exercisable until six months after the Closing and have a term of seven years from the date of first exercisability; (iv) Series F Warrants to purchase up to an aggregate of 540,000 shares of Common Stock (subject to reduction share for share to the extent shares of Common Stock are issued upon conversion of the Series A Preferred Stock) at a strike price of $1.12 per share, which warrants are immediately exercisable and have a term of 150 trading days from the Closing; and (v) Series G Warrants to purchase up to an aggregate of 2,196,400 shares of Common Stock at a strike price of $1.12 per share, which warrants are immediately exercisable and have a term of 67 trading days from the Closing.

The volume weighted average trading price on the Nasdaq Global Market (“VWAP”) of Akeena’s Common Stock on March 3, 2009 was $0.8463.  Because the VWAP was less than $0.86 per share, the 2,000 shares of Series A Preferred Stock of Akeena issued at the Closing have automatically and fully converted into 539,867 shares of Common Stock (the “Conversion Shares”) in accordance with the terms of the Certificate of Designation.  As a result of issuance of the Conversion Shares, the shares of Common Stock subject to purchase under the Series F Warrants will be reduced by 539,867 shares, and only 133 shares of Common Stock will remain subject to exercise under the Series F Warrants.

Warrants outstanding prior to the Closing that Akeena originally issued in March 2007 and May 2007 for the purchase of 588,010 shares of Common Stock at a weighted average exercise price of $3.83 per share, are subject to antidilution adjustment as a result of the issuance of the Common Stock, Series A Preferred Stock and warrants at the Closing.  As a result of the issuance of the Conversion Shares, those outstanding warrants will become exercisable for an aggregate of approximately 2,618,943 shares of Akeena Common Stock at an exercise price of $0.86 per share.

The foregoing is not a complete summary of the terms of the securities sold at the Closing.  Reference is made to the complete text of the securities purchase agreement filed as Exhibit 10.1 and the form of warrant filed as Exhibit 4.1 to the Current Report on Form 8-K filed by Akeena on February 26, 2009, and to the Certificate of Designation with respect to the Series A Preferred Stock filed as Exhibit 4.2 to this Current Report on Form 8-K.

Item 9.01     Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

4.2	Certificate of Designation with respect to Series A Preferred Stock, as filed on March 3, 2009

5.2	Legal Opinion of DLA Piper LLP (US)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  March 3, 2009

AKEENA SOLAR, INC.

By:	/s/ Gary R. Effren
Gary R. Effren,
Chief Financial Officer

Exhibit Index

Exhibit No.	Description

4.2	Certificate of Designation with respect to Series A Preferred Stock, as filed on March 3, 2009

5.2	Legal Opinion of DLA Piper LLP (US)